Exhibit 16.1

December 13, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements of Planet Labs PBC (f/k/a dMY Technology Group, Inc. IV) included under Item 4.01 of its Form 8-K dated December 13, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal upon the closing of the Business Combination.

We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York